Exhibit 24.1

POWER OF ATTORNEY

The undersigned, Rahul Mewawalla, hereby constitutes and appoints Kaliste Saloom and Adam Yaeger, any of them (Each an “Attorney-in-Fact”), as the undersigned’s true and lawful attorney-in-fact, with respect to Mawson Infrastructure Group, Inc, a Delaware corporation (the “Company”), to:

1. Enabling the undersigned to make electronic filings with the SEC of reports as required, by the Attorney-in-Fact under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2. Prepare, execute and submit to the SEC, the Company, and/or any national securities exchange on which the Company’s securities are listed, reports that the undersigned is required to file with the SEC, under Section 16 of the Exchange Act or any rule or regulation thereunder, with respect to any security of the Company, including without limitation SEC Forms 3, 4 and 5.

The undersigned hereby grants to the Attorney-in-Fact such power and authority to do what is requisite and necessary to be done in connection with the foregoing, hereby ratifying and confirming all that the Attorney-in-Fact, shall lawfully do or cause to be done by authority of this Power of Attorney.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of and transactions in securities of the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company or the Attorney-in-Fact.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of July 1, 2024.

/s/ Rahul Mewawalla

Rahul Mewawalla